SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made and entered into this 30th day of May, 2008, by and between: (1) Wharton Capital Partners, Ltd. (“Wharton Partners”) and Wharton Capital Markets LLC (collectively, with Wharton Partners, “Wharton”), and (2) XsunX, Inc. (“XsunX”) (Wharton and XsunX each individually a “Party,” and collectively the “Parties”).

WHEREAS:

A.     On or about December 7, 2007, XsunX filed an action in the Superior Court of California, County of Orange, captioned as XsunX, Inc. v. Wharton Capital Partners, Ltd., and Wharton Capital Markets LLC, et al., No. 07CC12772, which action was subsequently removed to the United States District Court for the Central District of California, No. SACV08-00156 (the “California Action”); and

B.     On or about January 3, 2008, Wharton filed an action in the United States District Court for the Southern District of New York, captioned as Wharton Capital Partners Ltd., and Wharton Capital Markets LLC v. XsunX, Inc., No. 08 CV 0056 (SHS) (the “New York Action”); and

C.     On or about February 26, 2008, the California Action was transferred to the United States District Court for the Southern District of New York, assigned docket number 08 CV 2150, and thereafter consolidated with the New York Action.

NOW, THEREFORE, in consideration of the promises contained in this Settlement Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.      Cash Payments:  Within five business days after the Effective Date (as defined below), XsunX shall cause a cash payment to be made to Wharton Partners, via wire transfer, in the amount of $25,000. Thereafter, XsunX shall cause three cash payments to be made to Wharton Partners, each in the amount of $25,000, on or before thirty, sixty and ninety days, respectively, after the Effective Date. In the event that XsunX shall fail to make any payment described in this paragraph in a timely fashion, Wharton shall have the right, no sooner than five business days after giving XsunX notice of said failure and an opportunity to cure the same, to enter judgment against XsunX for the full amount of all payments remaining under this paragraph.

2.      Stock Payment:   Within five business days after the Effective Date, XsunX shall cause to be delivered to Wharton Partners 875,000 shares of XsunX common stock (the “Shares”), restricted according to the terms set forth in this Paragraph and the following Paragraph 3. The Parties agree and acknowledge that Wharton had earned the right to receipt of the Shares on or about November 1, 2007. The Parties further agree that Wharton seeks the right to sell such Shares according to the timetable set forth in Paragraph 3.

3.      Ability to Freely Market:   Subject to fulfillment of the requirements under Rule 144 of the Securities Act, Wharton Partners shall enjoy the right to freely sell or otherwise transfer up to 250,000 of the Shares within the first thirty days after the day on which XsunX has delivered such Shares to Wharton Partners (the “Delivery Date”). Thereafter, subject to the fulfillment of the requirements of Rule 144 of the Securities Act of 1933, Wharton Partners shall enjoy the right to freely sell or otherwise transfer up to 250,000 additional Shares within each of the sixty and ninety days following the Delivery Date, and may sell or otherwise transfer the remaining Shares in its possession on or after the ninety-first day after the Delivery Date. XsunX shall affix appropriate legends on the Shares consistent with the terms of this Paragraph 3. Upon receipt of appropriate documentation as required by Rule 144, XsunX shall instruct its counsel to deliver an opinion in the form annexed hereto as Exhibit “A” with respect to any such sale within three business days of receipt of such documentation. Upon execution of this Agreement, XsunX shall deliver to its transfer agent an irrevocable letter in the form annexed hereto as Exhibit “B” instructing the transfer agent to modify the legends on the shares in accordance with the provisions of this paragraph “3.”

4.      Dismissal:  Within five business day after XsunX has made the final payment described in Paragraph 1, above, the Parties shall file a joint motion, pursuant to Federal Rule of Civil Procedure 41(a)(1)(A)(ii), to dismiss both the New York Action and the California Action with prejudice.

5.      Wharton Releases:  In consideration of the promises set forth in this Agreement, Wharton does hereby release and forever discharge XsunX and its agents, directors, officers, employees, representatives, successors and assigns from any and all manner of action, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, or equity, which, against XsunX and its agents, directors, officers, employees, representatives, successors and assigns, Wharton ever had, now has, or hereafter can, shall, or may have, whether known or unknown, asserted or unasserted, for, upon, or by reason of any matter, cause, or thing whatsoever related to any claim that it could have raised in the New York Action, or as a counterclaim in the California Action.

6.      XsunX Releases:  In consideration of this Agreement, XsunX does hereby release and forever discharge Wharton and its agents, directors, officers, employees, representatives, successors and assigns from any and all manner of action, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty, or equity, which, against Wharton and its agents, directors, officers, employees, representatives, successors and assigns, XsunX ever had, now has, or hereafter can, shall, or may have, whether known or unknown, asserted or unasserted, for, upon, or by reason of any matter, cause, or thing whatsoever related to any claim that it could have raised in the California Action, or as a counterclaim in the New York Action.

7.      Choice of Law:  All disputes arising from or related to this Agreement or the Releases contained herein shall be governed by New York law, without regard to the choice of law principles thereof.

8.      Attorneys’ Fees and Other Costs:  Each Party will bear its own costs and attorneys’ fees, except that, in the event of a breach of this Agreement by any Party which results in litigation and/or formal action, the prevailing Party shall be entitled to recover its costs and attorneys’ fees. No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of such right, power, or remedy, or shall operate as a default of this Agreement or shall be construed as a waiver of any other term or condition of the Agreement.

9.      No Admission with Respect to Liability or Damages:   Nothing in this Agreement, or in connection with this Agreement and the Releases contained herein, shall constitute an admission of liability or an admission concerning the existence or scope of damages on behalf of any Party hereto.

10.    Entire Agreement:  The Parties agree that this Agreement represents the entire agreement between the Parties hereto and supersedes all prior agreements, with the exception of that certain agreement between the parties dated February 8, 2007 (attached hereto as Exhibit “C”).

11.    Authorization:  Wharton and XsunX each represents and warrants to the other: (a) that each has full power and authority to execute this Agreement and to be bound by and perform the terms hereof; and (b) that this Agreement is fully enforceable against the Parties in accordance with its terms.

12.    Severability:  If any term, condition, or provision of this Agreement is invalid, illegal, or otherwise incapable of being enforced by any rule of law or public policy, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect.

13.    Joint Drafting:  This Agreement reflects the joint drafting efforts of the Parties hereto, and any ambiguities in this Agreement shall not be construed against any Party hereto.

14.    Amendments: This Agreement may not be waived, amended, modified, or revoked in whole or in part except by a writing executed by the Party against whom the Agreement is waived, amended, modified, or revoked.

15.    Representation by Counsel:  The Parties represent and warrant that each has been represented by counsel in connection with the review and execution of this Agreement and each has authorized the signatories below to execute this Agreement.

16.   Notices:   Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given to the applicable party (a) on the date of hand delivery with signed receipt; (b) on the business day immediately following transmittal to any nationally recognized overnight commercial courier with signed receipt; or (c) five (5) days after deposit in the United States mail, postage and other fees prepaid, return receipt requested. Such notice shall be addressed to the address of the applicable party set forth below, or such other address as such party may hereafter specify by notice to the other in accordance with the notice procedures described in this paragraph. The parties likewise designate the following persons as agents for receipt of service of process:

If to Wharton, to:	Jeffrey A Udell Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 (t) 212 451-2300 (f) 212 451-2222 judell@olshanlaw.com

If to XsunX, to	Howard M. Miller Bond, Schoeneck & King, PLLC 1399 Franklin Avenue, Suite 200 Garden City, New York 11530 (t) 516 267-6300 (f) 516 267-6301 hmiller@bsk.com

17.    Effective Date:   This Agreement shall become effective once it has been signed by all Parties hereto (the “Effective Date”).

18.    Counterparts:    This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Faxed or e-mailed copies shall be effective and enforceable.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Wharton Capital Partners, Ltd. By: Name: Title:	XsunX, Inc. By: /s/ Tom M. Djokovich Name: Title: President & CEO

Wharton Capital Markets LLC By: Name: Title:

Exhibit “A”

FORM OF OPINION

__________, 2008

Via Facsimile and First Class Mail

Mountain Share Transfer, Inc.
1625 Abilene Dr.
Broomfield, CO 80020

Re:         Restricted Shares of XsunX, Inc.

Ladies and Gentlemen:

We have been requested by Wharton Capital Partners, Ltd. (the “Stockholder”) to furnish our opinion to you concerning the proposed transfer and sale of up to 875,000 shares (the “Shares”) of common stock of XsunX, Inc. (the “Company”) that are registered in the name of the Stockholder. The Shares are represented by the following certificate:

Certificate No.	Number of Shares
[______]	875,000

We understand that the transfer of the Shares is restricted on the Company’s stock records, and that the certificate for the Shares bears a legend restricting such transfer, otherwise than pursuant to registration or an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with rendering the opinion set forth below, we have examined copies of the following documents (collectively, the “Supporting Documents”):

•	Settlement Agreement dated [______], 2008 among the Stockholder, Wharton Capital Markets LLC and the Company;

•	Seller Representation Letter, dated [______], 2008, from the Stockholder with respect to the proposed sale of the Shares; and

•	Certificate No. [______], dated [______], 2008 (the “Certificate”).

For the purposes of this opinion, we have relied on the Supporting Documents without investigation. We have made the assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each document that is an original is authentic, that each copy conforms to an authentic original, that all signatures on each such document are genuine, and that no changes have occurred or will occur in the facts certified in the Supporting Documents. We have assumed the legal capacity of the Stockholder. We have not verified any of those assumptions.

Based solely on our review of the Supporting Documents and subject to the foregoing and the other matters set forth below, it is our opinion that the proposed transfer and sale of the Shares, effected in the manner described in the Supporting Documents and the instruction letter attached as Exhibit A hereto, is not required to be registered under the Securities Act by reason of the exemption provided by Section 4(1) thereof and Rule 144 thereunder, and that the restrictive legend on the Certificate for the Shares and the restrictions on the Company’s records, concerning the transfer of such Shares under the Securities Act, may be removed in connection with such transfer and sale. Any stock certificate evidencing a balance of Shares not so transferred shall bear the same restrictive legends as appear on the canceled certificate and stop transfer orders shall remain in effect thereto.

The foregoing opinion is limited to the registration provisions of the Securities Act and relates only to the Shares. It does not address any other provision of law, any other securities, or any other aspect of the subject transaction. We have not undertaken to update or supplement this opinion letter to reflect any changes of law or fact that may occur.

We are furnishing this opinion letter to you solely in connection with the above matter. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. The Stockholder may not rely on this letter, although he may receive information copies solely as a courtesy.

Yours truly,

Kirkpatrick & Lockhart Preston Gates Ellis LLP

Exhibit “B”

XSUNX, INC.
65 Enterprise
Aliso Viejo, California 92656

___________, 2008

Mountain Share Transfer, Inc.
1625 Abilene Dr.
Broomfield, CO  80020
Attn: Beth Powell

Re:          Special Instructions for Wharton Capital Partners, Ltd.

Dear Ms. Powell:

Wharton Capital Partners, Ltd. (the “Stockholder”) holds 875,000 shares (the “Shares”) of common stock of XsunX, Inc. (the “Company”) that are registered in the name of the Stockholder. The Shares are represented by Certificate No. [______], dated [______], 2008 (the “Certificate”). The Certificate bears a legend restricting the transfer of such Shares (the “Restrictive Legend”) otherwise than pursuant to registration or an exemption from registration under the Securities Act of 1933, as amended.

Please be advised that (i) after [_____], 2008 (the “Delivery Date”), upon the sale of the Shares by the Stockholder, the Restrictive Legend may be removed from the Certificate with respect to 250,000 Shares and any stock certificate evidencing a balance of Shares not so transferred shall bear the Restricted Legend, (ii) thirty days after the Delivery Date, upon the sale of the Shares by the Stockholder, the Restrictive Legend may be removed with respect to an additional 250,000 Shares and any stock certificate evidencing a balance of Shares not so transferred shall bear the Restrictive Legend, (iii) sixty days after the Delivery Date, upon the sale of the Shares by the Stockholder, the Restrictive Legend may be removed with respect to an additional 250,000 Shares and any stock certificate evidencing a balance of Shares not so transferred shall bear the Restrictive Legend and (iv) ninety-one days after the Delivery Date, upon the sale of the Shares by the Stockholder, the Restrictive Legend may be removed with respect any remaining Shares.

Very truly yours,

Tom M. Djokovich
President

Exhibit “C”

February 8, 2007
Wharton Capital Partners, Ltd.
545 Madison Avenue
New York, NY 10022

Gentlemen:

This letter is to confirm that Wharton Capital Partners Ltd. and Wharton Capital Markets, LLC (Wharton) are authorized to act as an exclusive financial consultant and/or placement agent for XSUNX Inc. (XSNX) through April 7, 2007 for the purpose of introducing prospective purchasers including Josh Brain to XSNX in connection with the financing or purchase of up to $30 million or more of various types of offerings including common stock or convertible debentures of XSNX under Regulation D of the Securities Act of 1933 as amended, and under terms mutually acceptable to the parties.

At the closing of a transaction between XSNX and a purchaser introduced to XSNX by Wharton, XSNX agrees to pay to Wharton or its designee a fee equal to 8.5% of the gross transaction amount for such tranche, (of which Wharton Capital Markets, LLC shall receive 2% as a placement agent fee) which fee may be deducted from the proceeds at closing and/or paid directly by the escrow agent. In addition, XSNX agrees to pay Wharton or its’ designee 50,000 five year warrants per million dollars of financing subscribed for or pro-rated portion thereof at a strike price equal to 110% of the market price at the time of closing. The fees set forth above are due and payable to Wharton irrespective of whether the transaction closes during the term hereof or thereafter.

XSNX acknowledges that the relationships between Wharton and the persons and/or entities to be introduced to XSNX for the purposes contemplated by this agreement are proprietary to Wharton and essential to its business. Accordingly, XSNX agrees, to keep the names of investors confidential, except for SEC reporting purposes or if legally required and to a three-year period following the execution of this agreement, that neither XSNX, nor any of its officers directors or other representatives, will contact, either directly or indirectly, any sources introduced to XSNX by Wharton hereunder for the purpose of arranging any future financing for XSNX or any of its affiliates, without the express written consent of Wharton and without satisfactory compensation to Wharton. XSNX also agrees not to issue any press releases relating to this transaction without the prior review of Wharton and without mentioning that Wharton facilitated the transaction, unless prohibited by applicable law.

XSNX represents it is free to enter into this transaction will act in good faith and will not hinder Wharton's efforts hereunder. XSNX further agrees, in consideration of Wharton’s services as set forth above, that XSNX will indemnify and hold harmless Wharton, its affiliates, officers, directors, members, partners, agents, controlling persons and employees against any and all losses, claims, damages or liabilities (collectively, “Losses”) incurred in connection with or as a result of either its engagement hereunder of any matter referred to in this engagement letter (except to the extent that any such Losses result from the gross negligence or bad faith of Wharton performing the services that are subject of this letter) and the Company agrees that it will in connection therewith reimburse Wharton and such other indemnified parties listed above for its and their legal and other expenses, which must be reasonable and documented.

Very truly yours,

XSUNX Inc.
By:  /s/ Tom M. Djokovich
        President & CEO